UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)
December 26, 2007

BREITBURN ENERGY PARTNERS L.P.
 (Exact name of Registrant as specified in its charter)

Delaware	001-33055	74-3169953
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

515 South Flower Street, Suite 4800
Los Angeles, CA 90071
(Address of principal executive office)

(213) 225-5900
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 27, 2007, BreitBurn Energy Partners L.P. (the “Partnership”) announced the appointment of Mark L. Pease, 51, as Executive Vice President and Chief Operating Officer of BreitBurn GP, LLC, its general partner (the “Company”).  Prior to joining the Company, Mr. Pease was Senior Vice President, E&P Technology & Services for Anadarko Petroleum Corporation (“Anardarko”).  From 2004 to 2006, Mr. Pease served as Senior Vice President, North America and from 2002 to 2004 served as Vice President, U.S. Onshore and Offshore, both for Anadarko.  A copy of the press release announcing Mr. Pease’s appointment is attached to this Report as Exhibit 99.1 hereto and is incorporated in this Item 5.02 by reference.

On December 26, 2007, in connection with Mr. Pease’s appointment, BreitBurn Management Company, LLC, (“BreitBurn Management”), the Company and Pro GP Corp. entered into an Employment Agreement (the “Employment Agreement”) with Mr. Pease, with a commencement date of December 17, 2007 and expiring January 1, 2011, with automatic one-year renewal terms unless either the Company or Mr. Pease gives written notice of termination 90 days prior to the end of the term.  Pursuant to the Employment Agreement, Mr. Pease will serve as Chief Operating Officer of the Company and will have powers and duties and responsibilities that are customary to his position and that are assigned to him in connection with his general management and supervision of the operations of the Company.  He will report only to the Co-Chief Executive Officers of the Company.  The Employment Agreement provides for an annual base salary of $350,000, subject to possible increases through the normal salary review process.  In addition, Mr. Pease also is eligible to participate in the Partnership’s Short Term Incentive Plan (“STIP”) which is paid as a cash bonus, and the target and maximum at Mr. Pease’s executive officer level is 75% and 150%, respectively, of his annual base salary.  The STIP bonuses are made at the sole discretion of the Company’s Board of Directors, except that for the 2008 STIP, Mr. Pease is entitled to receive a guaranteed bonus of 75% of his annual base salary, payable in 2009.  Mr. Pease also is entitled to receive (i) as an initial grant, an award under the Partnership’s 2006 Long Term Incentive Plan of 45,370 Restricted Partnership Units (“RPUs”) which are expected to vest one-third on January 1, 2009, one-third on January 1, 2010, and the remaining one third on January 1, 2011 and (ii) as a first year grant, an award of 8,950 RPUs which are expected to vest one-third on January 1, 2009, one-third on January 1, 2010, and the remaining one third on January 1, 2011 and an award of 89,500 Convertible Performance Units which are expected to vest at the earlier of January 1, 2013 and the date on which specified performance metrics are attained.  The RPUs will vest in full upon a termination of Mr. Pease’s employment without cause, termination of employment by Mr. Pease with good reason, upon a change in control or upon Mr. Pease’s death or disability.  The CPUs will vest in the following portions: two-fifths for the period ending December 31, 2008, three-fifths for the period ending December 31, 2009, four-fifths for the period ending December 31, 2010 and in full after January 1, 2011 upon a termination of Mr. Pease’s employment without cause or a termination of employment by Mr. Pease with good reason or upon  Mr. Pease’s death or disability.  In the event that Mr. Pease’s employment is terminated without cause or by Mr. Pease with good reason, he will also be entitled to one and one-half times the sum of his base salary and his average annual bonus for the two preceding years (or in the event that he has not been employed for two years, the average annual bonus paid for the first year (if completed) and the forecasted bonus for the current year extrapolated through the end of the year).

A copy of the Employment Agreement is attached to this Report as Exhibit 10.1 hereto and is incorporated in this Item 5.02 by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1 Employment Agreement dated December 26, 2007 among BreitBurn Management Company, LLC, BreitBurn GP, LLC, Pro GP Corp. and Mark L. Pease.

99.1 BreitBurn Energy Partners L.P. press release dated December 27, 2007 announcing the appointment of Mark L. Pease as Executive Vice President and Chief Operating Officer

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

BREITBURN ENERGY PARTNERS L.P.

		By:	BreitBurn GP, LLC,
its general partner

Date:	December 27, 2007	By:	/s/ Halbert S. Washburn
Halbert S. Washburn
Co-Chief Executive Officer

EXHIBIT INDEX

10.1 Employment Agreement dated December 26, 2007 among BreitBurn Management Company, LLC, BreitBurn GP, LLC, Pro GP Corp. and Mark L. Pease.

99.1 BreitBurn Energy Partners L.P. press release dated December 27, 2007 announcing the appointment of Mark L. Pease as Executive Vice President and Chief Operating Officer.